Exhibit 99.1

June 29, 2015

RE:    Resource Real Estate Investors 6, L.P. - Fund Extension

On behalf of Resource Capital Partners, Inc. (“RCPI”), the General Partner of Resource Real Estate Investors 6, L.P. (the “Fund”), I am writing to inform you that the General Partner has elected to extend the term of the Fund, which was set to expire on July 30, 2015, until July 30, 2016.

The Fund continues to perform well and has demonstrated strong signs of recovery after the recession that began in 2007. As conservative stewards of your investment and real estate professionals with a significant understanding of the current marketplace, we have determined that we believe the Fund will be better served through this extension. Today’s apartment market is generally benefitting from a lack of quality supply and extended demand from renters. We believe that an extension of the Fund will allow the properties to further benefit from these general trends and will better optimize their potential value at the time of their eventual disposition.

Section 7.01 of the First Amended and Restated Agreement of Limited Partnership of the Fund (the “Partnership Agreement”) provides that the term of the Fund will expire on July 30, 2015 unless extended by the General Partner. Section 7.01 permits the General Partner to extend the term of the Fund for up to two one-year extensions upon written notice to the partners. Given the current real estate environment, the General Partner has determined that this extension will provide a greater opportunity for a successful Fund liquidation.

If you would like to discuss the contents of this letter in more detail or if you have any additional questions, please feel free to contact so Investor Relations at (866) 469-0129, or via email at IR@resourcerei.com.

Sincerely,

RESOURCE REAL ESTATE, INC.

/s/ Jake Sauerteig
Jake Sauerteig
Vice President
Director of Communications